Exhibit 5.1

Consent of Independent Auditors

We consent to the reference to our Firm under the caption “Interest of Experts” in the Short Form Base Shelf Prospectus dated May 7, 2025, that is incorporated by reference into the registration statement on Form-10 (the “Form F-10”) of SolarBank Corporation (the “Company”) and to the incorporation by reference of the Independent Auditors’ Report prepared by us, dated May 23, 2024, with respect to the amended and restated consolidated financial statements of the Corporation for the years ended June 30, 2023 and 2022.

/s/ MSLL CPA LLP

Vancouver, British Columbia

May 7, 2025